FORM 8-K

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  August 29, 1997.



                           HIGH PLAINS CORPORATION

           (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction of                             (Commission File
incorporation)                                                       Number)



200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas 67202                                    Identification No.)
(Address of prinicipal
exeuctive offices)


                               (316) 269-4310
                       (Registrant's telephone number)

Item  5  Other Information

Wichita, KS, August 21, 1997- High Plains Corporation (NASDAQ:HIPC) today announced net income of $1,733,291 or $.11 per share on sales of $63,121,509 for the fiscal year ended June 30, 1997. This compares to net income of $11,821,077 or $.74 per share on sales of $87,925,409 last year.

For the recent fourth quarter, the Company reported net income of $130,897 or $.01 per share on sales of $24,422,505 compared to net income of $8,590,360 or $.54 per share on sales of $21,870,226 for the same quarter last year. Included in sales for the year ago quarter is $14,005,313 from the sale of grain contracts.


                                 FINANCIAL HIGHLIGHTS

                         Three Months Ended             Years Ended
                              June 30,                   June 30,
                         1997         1996           1997         1996

Sales and Revenues    $24,422,505  $21,870,226    $63,121,509  $87,925,409

Net Income            $   130,897  $ 8,590,360    $ 1,733,291  $11,821,077
Net Earnings per
 Share                $   .01      $   .54        $   .11      $   .74
Weighted Average
 Shares Outstanding   16,022,559   15,882,079     16,023,480   15,927,954


"Our financial results for our fourth quarter were weaker than expected due to production interruptions at our York, Nebraska plant, weak ethanol prices, and grain prices not declining as fast as anticipated. Production interruptions occurred predominantly due to interference from ongoing modifications and tie in of our high quality industrial grade ethanol processing equipment," said Raymond Friend, the Company's President.


"The good news is that the modifications and tie in of the high quality industrial grade ethanol processing equipment are now finished, and beginning in July of this year we produced and shipped significant amounts of this product at higher prices than fuel grade ethanol. Even better news is that on August 18th we received test results from the UNGDA, the influential French testing agency that had previously ruled our product did not meet odor and taste specifications. The UNGDA has now determined our current product meets all taste and odor requirements necessary to be sold for almost any industrial grade application, including even beverage."

"Our industrial grade distillation equipment has the capacity to upgrade a portion of our fuel grade production at an average rate of 30,000 gallons per day. We now have the ability to swith production between fuel grade and industrial grade, and if the industrial grade distillation equipment is operated all year, this would produce 10.5 million gallons of industrial grade product. We are forming new relationships with both domestic and international customers, and hope to enter into contracts which will help smooth out the volatility previously experienced in these markets."

"Our industry was successful in maintaining the partial Federal excise tax exemption for ethanol blenders through September 30, 2000, and intends to work towards an extension of this incentive until September 30, 2007 under the Highway Reauthorization Bill. The current Highway Authorization Bill expires on September 30, 1997 and it will be addressed after the summer Congressional recess."

"Our plants are producing efficiently and near capacity. We have contracted for about five million bushels of grain at attractive price levels, and we believe that the excellent crops surrounding both of our plants are indicative of good feedstock availability and prices for the 1998 fiscal year. With the benefit of higher industrial grade ethanol margins, we look for a stronger year. This should be especially true as we head into the fall and winter months, which are traditionally stronger due to the Federal Oxygen Program, with both of our plants operating. Last year, both plants were idled during the first quarter due to unavailability of economically priced grain."

A conference call is being held by High Plains at 11:00 a.m. Eastern Time Friday, August 22, 1997. To participate in the call, dial 800-280-2151 approximately 15 minutes prior to its starting time.


Based in Wichita, Kansas, High Plains Corporation is the only publicly traded company whose sole business is ethanol. It is one of the largest producers of Ethanol with approximately 60 million gallons per year of current capacity. Clean burning ethanol reduces pollutants in automotive gasoline and increases octane levels for better engine performance without increasing gas pump prices.

"THE SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to risks detailed from time to time in the Company's Securities and Exchange Commission filings.

                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date   August 29, 1997                                HIGH PLAINS CORPORATION


                                                      Raymond G. Friend
                                                      President